EXHIBIT 10.36

BRADY CORPORATION

ADDENDUM TO THE BRADY CORPORATION 2017 OMNIBUS INCENTIVE PLAN
FOR PARTICIPANTS IN FRANCE

QUALIFIED RESTRICTED STOCK UNITS

SECTION I. INTRODUCTION

This Addendum modifies the terms and conditions of the Brady Corporation 2017 Omnibus Incentive (the “Plan”) with respect to the Awards which are intended to be Qualified Restricted Stocks Units and are designated as such in the Restricted Stocks Units Agreements.

The purpose of this Addendum is to ensure that Qualified Restricted Stocks Units Awards are in compliance with the applicable legislation.

The terms and conditions of this Addendum are identical to the Plan except as provided below. They have to be read in conjunction with the Plan rules. In the event of any conflict between the terms and conditions of this Addendum and the Plan, the provisions of this Addendum shall prevail for the grants made hereunder.

This Addendum applies to awards granted to Eligible Participants who are working in France or French tax resident as defined by French tax legislation at Grant Date. Nevertheless, the Administrator may also consider applying the Addendum to Awards made to mobile employees moving to France after Grant Date.

SECTION II. DEFINITIONS

2.1 “Award”, notwithstanding any other provision of the plan, the following provision is added in Section 2, (2.04) of the Plan:

Notwithstanding any provision of the Plan, “Award” means a grant of Qualified Restricted Stock Units subject to the restrictions stated in the Plan rules for Restricted Stock Units as amended by this Addendum. Awards made under this Addendum cannot therefore take the form of Stock Option, Stock Appreciation Right, Restricted Stock, Unrestricted Stock or Cash incentive Awards.

2.2 “Eligible Individual”, notwithstanding any other provision of the plan, the following provisions are added in Section 2 (2.13) and Paragraph 5.01 of the Plan:

Notwithstanding any provision of the Plan, the Eligible Participants in France to whom Qualified Restricted Stock Units may be granted according to Section 2 Paragraph 2.13 and Section V Paragraph 5.01 of the Plan are defined, in articles L.225-197-1 to L.225-197-6 of the French Commercial Code, as follows:

a. Qualified Restricted Stock Units may only be granted to employees or Corporate Officers in the US and to the following corporate officers in France: “Président du Conseil d’Administration”, “Directeur Général”, “Directeurs Généraux délégués”, Members of the “Directoire”, “Gérant” of the “Société par actions”, President of a Simplified Joint Stock Company (“Président d’une Société par Actions Simplifiée”) of the granting Corporation or of any Parent or Subsidiary of the granting Corporation.

b. The Eligible Participants to receive Qualified Restricted Stock Units must be employed/appointed by the Corporation or within the group, i.e.:

–Those companies in which the Corporation holds at least 10% of the voting rights and/or equity directly or indirectly;

–Those companies which hold at least 10% of the voting rights and/or equity directly or indirectly in the Corporation;

–Those companies in which 50% of the equity or voting rights are held, directly or indirectly, by a Corporation which itself holds at least 50% of the Corporation.

c. Qualified Restricted Stock Units may not be granted to employees or officers holding more than 10% of the issued share capital of the Corporation or any holder who, after having received shares under this Addendum, would hold more than 10% of the issued share capital in the Corporation.

2.3 “Restricted Stock Unit”: notwithstanding any other provision of the plan, the following provision is added in Section II (2.30) of the Plan:

This Restricted Stock Unit consists in a conditional right to receive Shares (newly issued or market purchased or Treasury Shares) at no cost to the Participant, which is designated as a French Qualified Award.

Notwithstanding any provision of the Plan to the contrary, Awards made under this French Addendum must be exclusively settled in Shares.

2.4 “Date of Grant”: notwithstanding any other provision of the plan, the following provision is added in Section 2 of the Plan (2.17):

Date of Grant means the date upon which the Board or the duly appointed Committee approves the grant to an Eligible Participant of Qualified Share Units and specifies the exact terms and conditions of such awards.

2.5 In Section 2 of the Plan, the following definitions have been added:

Qualified Restricted Share Units mean a qualified restricted share units award within the meaning of:

• Articles L.225-197-1 to L.225-197-6 of the French Commercial Code for legal purposes;
• Article 80 quaterdecies and 200 A 3. of the French General Tax Code for tax purposes; and,
• Articles L.242-1, II, 6°, L.137-13 and L.137-14 of the French Social Security Code for social security purposes.

Those Restricted Stocks Units will be granted in conformity with the Addendum and the French legislation. It is a conditional right to receive Shares in the future, subject to satisfaction of continued employment, and granted pursuant to the Plan.

That means that the Participant has no shareholder rights, including the right to vote or to receive dividends, until the Restricted Stocks Unit is duly vested and the legal ownership of shares is transferred to the Participant.

2.6 In Section 2 of the Plan, the following definition has been added:

“Date of vesting” has the meaning contained in section VIII. 1 of the present addendum.

SECTION III. SHARES SUBJECT TO AWARDS

“Available Shares”, notwithstanding any other provision of the plan, the following provisions are added in Paragraph 3.01 of the Plan:

Shares of the Corporation to be delivered under the Plan may be market repurchased shares (already existing shares) or newly issued shares.

For award granted over already existing shares, corresponding shares shall be repurchased by the Corporation at least one day before the applicable Vesting Date.

No qualified restricted shares units shall be granted pursuant to this Addendum, which would result in the total number of shares of common stock to be delivered to exceed ten percent (10%) of Corporation’s issued share capital upon each Grant Date.

Respect to this limit shall be appreciated on each Grant date. Both units that have not lapsed prior the end of the vesting period and shares that are no longer subject to holding period are excluded when calculating this limit.

SECTION IV. ADMINISTRATION

This Addendum does not amend this section in Paragraph 4.01 of the Plan “Administration”:

For purposes of the power to grant Awards to directors, the Administrator shall consist of the entire Board, which may delegate any or all of its authority to a committee of the Board.

SECTION V. PARTICIPATION

“Eligibility”, in Paragraph 5.01 of the Plan:

An amendment to this Section is included in Section II Paragraph 2.2 of this addendum.

SECTION VI. STOCK OPTIONS

This Addendum cancels this Section.

SECTION VII. STOCK APPRECIATION RIGHTS

This Addendum cancels this Section.

SECTION VIII. RESTRICTED STOCK AND RESTRICTED STOCK UNITS

1. “Vesting schedule of Restricted Stock Units”, notwithstanding any other provision of the plan, it is added in Section 8.01 of the Plan:

Upon Vesting Date the Participant’s Award becomes unconditional and units are converted into shares. The original vesting schedule contained in section VIII. 8.01 is maintained:

Years After Date of Grant	Cumulative Percentage of Shares
Less than 1	0%
At least 1 but less than 2	33-1/3%
At least 2 but less than 3	66-2/3%
3 or more	100%

In accordance with French legislation L 225-197-1 a share sale restriction is created for:

–units vested at least 1 but but less than 2 years after Date of Grant;

–any units, that should not have vested prior the 2 years after Date of Grant, that would vest prior the 2 years due to exceptional Board decision.

This share sale restriction applies from the date of vesting and expires at the latest on the 2nd year after the Date of Grant.

2. “Form and timing of payment of Restricted Stock Units”, notwithstanding any other provision of the plan, it is added in Section 8.03 of the Plan:

Shares acquired pursuant to a Qualified Restricted Stock Units Awards shall not be sold during the following periods:

–within 30 calendar days before the announcement of an interim financial report or year-end report that the Company is required to make public;
–For members of the Board of Directors or Supervisory Board, members of the Management Board or acting as Chief Executive Officer or Deputy Chief Executive Officer and employees with knowledge of inside information that has not been made public.

SECTION IX. UNRESTRICTED STOCK

This Addendum cancels this Section.

SECTION X. CASH INCENTIVE AWARDS

This Addendum cancels this Section.

SECTION XI. PERFORMANCE-BASED AWARDS

This Addendum cancels this Section.

SECTION XII. WITHHOLDING TAXES

“Withholding taxes”, notwithstanding any other provision of the plan, it is added in Paragraph 12.01 of the Plan:

(a) “Mandatory social charges due on Awards. Notwithstanding any provision of the Plan, the French employer or any other entity of the group or the plan administrator shall be responsible for withholding employee’s social security charges and remit both employer’s and employee’s social security contribution, when due in accordance with the provisions of the French Social Security Code, based on the applicable legislation at date of sale of shares.

However, in such event, the Participant remains responsible for bearing employee social charges exclusively and accepts any corresponding withholding from his/her proceeds and/or any further settlement required by the employer in this respect.

The Employer remains responsible for bearing the Employer mandatory social security charges.

(b) Mandatory French income tax withholding. Subject to a change of legislation and/or regulations:
–The Participant shall bear income tax, employee social charges or any employee taxes which are due,
–The Participant expressly and irrevocably agrees:
•to communicate any personal information necessary to comply with the reporting requirements, related to income tax or social charges pursuant to the law,
•that a withholding of Employee social security contributions or income tax at source be withheld on the Share sale proceeds, if necessary.

Failing that and on the express request of the Company or one of its Subsidiaries, the Participant can also be required to pay the amount of employee’s contributions and/or income tax and/or any other tax of any kind owed to the Company or to the Subsidiary concerned, which the Participant expressly undertakes to do.

The Participant expressly and irrevocably agrees that a fraction of vested shares may be sold by the company or one of its subsidiary to cover employee income tax or social tax liabilities or that any other method be implemented in case a withholding would be due, such as withdrawing of shares.

If the Participant has exercised a professional activity in France prior to the date of exercise, a withholding tax will be assessed on the portion of the exercise gain related to the French source activity realized by the non-French tax resident Participant, following of Article 182A of the French tax code.

As from January 1, 2019, a withholding tax at source is implemented in France for French tax resident beneficiaries. Since the Stock-options granted under the French addendum to the Brady Corporation 2017 Omnibus Incentive Plan are qualified, the stock-option exercise gain should be out of the scope of this withholding tax. However, in case the stock-options would become disqualifying, the employer will be required to withhold income tax on the stock-option exercise gain via the employee payslip and remit it over to the French Tax Authorities.

SECTION XIII. GENERAL

1. “Participant’s Death” and “disability”, notwithstanding any other provision of the plan, it is added in Paragraph 13.04 (f) of the Plan:

Notwithstanding any provision of the Plan, if an Eligible Participant dies while an Employee by the Corporation, then the Eligible Participant’s personal representative in accordance with the laws of decent shall have the right to request ownership of the Restricted stock Units within 6 months following this event. They can sell the shares immediately.

If a share sale restriction period is provided, in case of disability of the participant corresponding to the 2nd and 3rd categories of article L.341-4 of the French Social Security Code, immediate sale of shares is possible without losing the benefit of the qualified treatment.

2. “Restrictions for Corporate Officers”, notwithstanding any other provision of the plan, it is added in Paragraph 13.04 (d) of the Plan:

Notwithstanding any provision of the Plan, the Committee upon Grant of Awards governed by this Addendum to, Eligible Participants, due in respect of their capacity of Corporate Officers of Brady Corporation, may either decide:

–that no shares shall be sold by the Corporate officers during their mandate prior to their removal from office (“révocation en qualité de mandataire social”); or,

–to determine the amount/percentage of Shares of Common Stock which have to be held by the corporate officers until removal from office (“révocation en qualité de mandataire social”) and cannot consequently be sold for the duration of their mandate.

These restrictions are not applicable for Restricted Stocks Units made to corporate officers of any French Affiliates of the issuing parent Company. In the reverse, these restrictions are applicable to the Corporate officers of the issuing parent Company.

The renewal of mandate does not constitute a “removal from office” (“révocation en qualité de mandataire social”). A removal from office must be valid pursuant to French laws and regulations.

Notwithstanding any provision of the Plan, in the event of the Participant’s death, the heirs shall not be subject to the Restriction for Corporate Officers. His/her heirs may request, within a period of time not exceeding six (6) months from the date of death, the vesting and the transfer of all shares.

3. “Merger, Consolidation, or Reorganization” notwithstanding any other provision of the plan, it is added in Section 13.05 of the Plan:

Notwithstanding any provision of the Plan, the compensation Committee, duly authorized by the Board on its own discretion, shall determine whether exchange of Awards for new Restricted Stocks Units / Free shares Awards to eligible beneficiaries/participants is appropriate.

In the event of the exchange of shares without cash payment resulting from a merger occurring before the acquisition/ vesting date and in the event of share exchange resulting from a public offer, a division or regrouping of shares during the share sale restriction period, the provisions relating to acquisition/vesting, the share sale restriction, if any, shall remain applicable.

4. “Claw-back”, notwithstanding any other provision of the plan, it is added in Section 13.15 of the Plan:

Notwithstanding the provisions of Section XIII, 13.15, the Clawback clause shall not apply to Vested French Qualified Awards, unless subsequently permitted under French Labor Law and the rules of the Plan will be construed accordingly.

5. “Collection, Treatment and Storage of Data” is added in Section 13.16 of the Plan:

Each Participant must expressly authorize the collection, treatment and storage of personal data provided by them to any Group entity or third party service provider, for any purpose related to the implementation of the French Addendum, in accordance with the European General Data Protection Regulation ("GDPR"), which came into force on May 25, 2018. This includes, but is not limited to:

–Management and maintenance of the Participant’s account;

–Communication of information to Group entities, registrars holders, financial intermediaries or third party administrators of the Plan; and,
–Communication of information to future owners of any member of Group or a business thereof in which the Participant works.